FreeWriting Prospectus
Filed Pursuant to Rule 433
Registration Number 333-132557
Final Term Sheet

Issuer:	Ford Motor Credit Company

Size:	$1,500,000,000

Maturity:	April 15, 2012, subject to holders’
right of redemption

Coupon:	3 Month LIBOR Telerate plus 4.45%

Trade Date:	April 3, 2006

Initial Interest Determination Date:	April 6, 2006

Issue Date:	April 10, 2006

Settlement Date:	On or about April 10, 2006

Price to Public:	100% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,492,500,000 (99.50%)

Interest Payment and Reset Dates:	July 15, October 15, January 15 and April 15, beginning on July 15, 2006

Optional Put Election Dates:	July 15, October 15, January 15 and April 15, beginning on October 15, 2008 and ending on July 15, 2011

Underwriters:	J.P. Morgan Securities Inc., BNP Paribas Securities Corp., Calyon Securities (USA) Inc., Dresdner Kleinwort Wasserstein Securities LLC
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling collect 1-212-834-4533.